EXHIBIT 99.2 -- Report of Management as to compliance with minimum servicing standards for the year ended


a)

AURORA LOAN SERVICES
A Lehman Brothers Company


   			Report of Management


We, as members of management of Aurora Loan Services Inc. (the "Company"), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of November 30, 2004 and for the year then ended. Based on this evaluation, we assert that during the year ended November 30, 2004, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Company had in effect a fidelity bond policy and an errors and omissions policy in the amounts of $60 million and $70 million, respectively.



                                       Very truly yours,

				       /s/  Bruce Witherall
                                       Bruce Witherall
                                       Chief Executive Officer

                                       /s/ Rick Skogg
                                       Rick Skogg
                                       Co-Chief Operating Officer

                                       /s/ Roy Browning
                                       Roy Browning
                                       Chief Financial Officer

                                       /s/ William Napier
                                       William Napier
                                       Controller


February 11, 2005


b)




                       [JPMorgan Chase logo]


						Exhibit I

           Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards


March 11, 2005


As of and for the year ended December 31, 2004, Chase Home Finance LLC (formerly known as Chase Manhattan Mortgage Corporation) (the "Company") has complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). These Standards are applicable only to the Company's prime and subprime mortgage portfolios.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amount of $250,000,000 and $25,000,000, respectively.



/s/ Thomas L. Wind                      /s/ Scott Powell
Thomas L. Wind                          Scott Powell
Co-Chief Executive Officer              Co-Chief Executive Officer
Chase Home Finance LLC                  Chase Home Finance LLC


/s/ Terry L. Gentry
Terry L. Gentry
SVP of Servicing
Chase Home Finance LLC



c)



[Ocwen logo]



MANAGEMENT ASSERTION ON COMPLIANCE WITH USAP

March 11,2005

As of and for the year ended December 31, 2004,except as specifically noted below, Ocwen Federal Bank
FSB (the "Bank") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's ("MBA's") Uniform Single Attestation
Program for Mortgage Bankers ("USAP").

 Standard: Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall be mathematically accurate, be prepared within forty five (45) calendar days of the cutoff date;
be reviewed and approved by someone other than the person who prepared the reconciliation; and document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.


Certain reconciling items which arose during the year ended December 31, 2004 were not cleared within 90 days of their original identification. Management has developed and implemented an action plan and continues to resolve outstanding reconciling items. All significant reconciling items have been isolated and reviewed by the Bank, and the Bank believes these items will not have a material impact on the status of any custodial accounts.


 Standard: Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

Certain ARM loans serviced by the Bank have odd due dates (i.e., due dates other than the first day of the month). The mortgage notes or ARM riders for some of the odd due date loans establish a look-back date for the applicable index at a certain number of days prior to each Change Date, for example, 45 days prior to the effective Change Date. The Bank determines the look-back date by using a 30-day month when subtracting the actual number of look-back days stated in the Mortgage Note or ARM rider from the effective Change Date. Some months that have more or less than 30 days may therefore have a miscalculated look-back date, resulting in the index rate being used on an incorrect date, but generally no more than a two-business day difference. This has resulted in some minor differences in the calculated monthly payment amount, which could be either higher or lower, depending on the movement in interest rates.

Management has implemented a corrective action plan to revise the internal procedures for processing these types of ARM adjustments, which includes adjusting the borrower accounts where necessary.
The Bank believes that these differences did not have a material impact on any mortgagor or investor.


As of and for this same period, the Bank had in effect a fidelity bond in the amount of $15,000,000 and an errors and omissions policy in the amount of $5,000,000.

/s/Ronald M Faris
Ronald M. Faris
President


/s/ Scott W. Anderson
Scott W. Anderson
Senior Vice President of Residential Assets

/s/ Brian J. LaForest
Brian J. LaForest
Director of Investor Reporting

/s/Paul E. Neff
Paul E. Neff
Director of Servicing Operations



d)



[Wells Fargo logo]	     Wells Fargo Consumer Credit Group
     			     550 California Street, 9th Floor
			     San Francisco, CA 94104




     Management Report



As of and for the year ended December 31, 2004, Wells Fargo Bank, N.A. (the "Bank") as servicer has compiled in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers, except for minimum servicing standards, I.4, III.3, III.4, III.6, V.2, V.3, and V.4, which the Bank has determined are not applicable to the servicing of the pools, and except for the following:


In certain circumstances, the mortgage payment as recorded on the servicing system did not agree with the mortgagor's loan documents. This resulted from a change to the funding date subsequent to execution of the loan documents because the borrower signed the note on a date subsequent to the loan document date or funding occurred after the note was signed.
As a result, the payment amount in the loan accounting system was less than the payment amount shown by the note, by up to $1.75. The loan system has been adjusted to reflect the payment amount on the note, and the borrower is now paying this amount. To complement a post-funding verification function, automated front-end processes will be added to alert loan servicing personnel prior to funding that a payment amount difference exists between the loan documents and the loan system, which will effect new loan documents to be drawn. Borrowers and investors have been notified of the differences and that the system has been adjusted to agree with the loan documents.



As of and for the year ended December 31, 2004, the Bank had in effect a fidelity bond of $50,000,000 and an errors and omissions policy in the amount of $20,000,000.


Very truly yours,

Wells Fargo Bank, N.A. as Servicer


/s/ Thomas J. Tolda			/s/Janet Lee
Thomas J. Tolda, SVP			Janet Lee, VP
Chief Financial Officer			Group Controller
Consumer Credit Group			Consumer Credit Group



/s/ Neil Dellacava
Neil Dellacava
Servicing Manager
Consumer Credit Group